UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 25, 2007
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-22378 (Commission File Number)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri		63017
(Address of principal executive offices)		(Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Sale of Shares and Claims Agreement

Item 8.01. Other Events.
     On May 25, 2007, Thermadyne Industries, Inc. (“Industries”), a wholly-owned subsidiary of Thermadyne Holdings Corporation (the “Company”), completed the divestiture of its following wholly-owned South African subsidiaries as part of the Company’s evaluation of its non-core operations: Maxweld & Braze Pty. Ltd. (“Maxweld”) and Thermadyne South Africa (Pty.) Ltd. (“Thermadyne South Africa”).
     Pursuant to the terms of a Sale of Shares and Claims Agreement between Industries and Thermaweld Industries (Proprietary) Limited (“Thermaweld”) (the “Agreement”), Industries agreed to sell all of the outstanding shares of Maxweld and Thermadyne South Africa to Thermaweld in exchange for R130,000,000 (South African Rand), which at today’s conversion rate is equivalent to approximately $18.2 million. The Company received R100,000,000 upon completion of the divestiture, less costs related to the divestiture, equaling approximately $13.3 million in the aggregate applying today’s conversion rate. The remaining R30,000,000 (approximately $4.2 million at today’s conversion rate) is payable on or before the third anniversary of the completion date and accrues interest at a rate of 14% per annum, compounded annually in arrears; provided that the maximum amount of the balance, as adjusted, shall not exceed R44,446,000 (approximately $6.2 million at today’s conversion rate).
     For further information regarding the financial impact of the divestiture on the Company’s financial statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the audited financial statements and accompanying notes filed therewith, which give effect to Maxweld’s and Thermadyne South Africa’s status as discontinued operations.
     A copy of the Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
10.1	Sale of Shares and Claims Agreement between Thermadyne Industries, Inc. and Thermaweld Industries (Proprietary) Limited, effective as of December 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 1, 2007

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Patricia S. Williams
	Name:	Patricia S. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

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